UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 24, 2015 (December 21, 2015)

SURNA, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54286	27-3911608
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1780 55th St., Suite C Boulder, Colorado	80301
(Address of principal executive offices)	(Zip Code)

(303) 993-5271
Registrant’s telephone number, including area code

No change

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 21, 2015, Tae Darnell submitted to the board of directors (the “Board”) of Surna, Inc. (the “Company”) his resignation as a director of the Company effective immediately. Mr. Darnell served on the Board’s compensation committee. He did not resign because of a disagreement with the Company.

Subsequent to Mr. Darnell’s resignation from the Board, the Board appointed the Company’s Chief Operating Officer, Trent Doucet, to fill the vacancy on the Board in accordance with Article II § 02 of the Company’s bylaws, as amended. Mr. Doucet did not immediately replace Mr. Darnell on the Board’s compensation committee and has not been assigned to any committee of the Board at this time nor is it currently known to which committees Mr. Doucet may be assigned, if any. Mr. Doucet earns an annual salary of $120,000 per year in his role as Chief Operating Officer, and it is not anticipated that his compensation will change as a result of his appointment to the Board.

Item 7.01. Regulation FD

On December 24, 2015, the Company issued a press release regarding the changes to its Board of Directors. A copy of the press release is attached hereto as Exhibit 99.1.

The information in this Item 7.01, including the exhibit attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press release dated December 24, 2015 (furnished herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SURNA, INC.

Date: December 24, 2015	By:	/s/ Stephen Keen
Stephen Keen, Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated December 24, 2015 (furnished herewith).